As filed with the Securities and Exchange Commission on May , 2002	Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

7201 Metro Boulevard
Edina, MN 55439
(952) 947-7777
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Regis Corporation 2000 Stock Option Plan
(Full title of Plan)
Bert M. Gross, Esq.
Senior Vice President and General Counsel
Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
(952) 947-7225
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price Per Share (1)	Aggregate Offering Price	Registration Fee
			(1)

Common Stock, $.05 par value	3,500,000 shares	$28.62	$100,170,000	$9,215.64

(1)	Estimated solely for the purposes of calculating the registration fee under Rule 457(c) based on the average of the high ($28.95) and the low ($28.29) prices for such shares on the NASDAQ National Market System on May 21, 2002.

PART II
SIGNATURES
SECURITIES AND EXCHANGE COMMISSION
INDEX TO EXHIBITS
Opinion of Bert M. Gross
Letter re Unaudited Interim Financial Statements
Consent of PricewaterhouseCoopers LLP

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended June 30, 2001.

(b)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002.

(c)	The Registrant’s current report on Form 8-K filed January 22, 2002.

(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-1, dated April 24, 1991, (No. 33-40142) as amended by Amendment No. 1 dated June 3, 1991, and by Amendment No. 2 dated June 20, 1991.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities & Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

     The Registrant is subject to Minnesota Statutes Chapter 302A. Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     The Registrant also maintains a directors and officers insurance policy, which insures the Company, its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 8. Exhibits

5.1	Opinion of Bert M. Gross

15	Letter re Unaudited Financial Information

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bert M. Gross (included in Exhibit 5.1)

Item 9. Undertakings

     The undersigned Registrant further hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 22nd day of May, 2002.

REGIS CORPORATION

By: /s/ Paul D. Finkelstein
Paul D. Finkelstein, President
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Myron Kunin Myron Kunin	Chairman of the Board of Directors	May 22, 2002

/s/ Paul D. Finkelstein Paul D. Finkelstein	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2002

/s/ Randy L. Pearce Randy L. Pearce	Executive Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2002

Rolf E. Bjelland	Director	May , 2002

/s/ Christopher A. Fox Christopher A. Fox	Director	May 22, 2002

Thomas Gregory	Director	May , 2002

/s/ Van Zandt Hawn Van Zandt Hawn	Director	May 22, 2002

Susan Hoyt	Director	May 22, 2002

/s/ David B. Kunin David B. Kunin	Director	May 22, 2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Regis Corporation

INDEX TO EXHIBITS

Registration
S-K Exhibit
Table
Reference

5.1	Opinion of Bert M. Gross

15	Letter re Unaudited Interim Financial Statements

23.1	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Bert M. Gross (included in Exhibit 5.1)